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                                                                    EXHIBIT 4.2

                      CONVERTIBLE NOTE PURCHASE AGREEMENT

     This CONVERTIBLE NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of June 22, 1999, between The Meridian Resource Corporation, a Texas corporation (the "Company"), and EOS Partners, L.P., a Delaware limited partnership ("Purchaser");

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to issue and sell to the Purchaser certain securities of the Company, subject to the terms and conditions of this Agreement;

     WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the sale of certain securities of the Company to the Purchaser;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

           Unless otherwise specifically stated in the text of this Agreement, the following terms shall have the following meanings:

           "Affiliate" shall mean, with respect to any specified Person, any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, "controlling," "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and, with respect to a corporation or partnership, control shall mean direct or indirect ownership of more than 50% of the voting stock or general partnership interest or voting interest in any such corporation or partnership.

           "Closing Date" shall mean the date hereof.

           "Commission" shall have the meaning subscribed thereto in Section
3.1 hereof.

           "Conversion Price" shall have the meaning assigned to it in the Notes.

           "Credit Agreement" means the Amended and Restated Credit Agreement dated May 22, 1998, among the Company, the several lenders from time to time party thereto (the "Lenders"), The Chase Manhattan Bank, as administrative agents, Bankers Trust Company, as Syndication Agent, Chase Securities, Inc., as Advisor, Chase Securities Inc., B T Alex. Brown Incorporated, Toronto Dominion (Texas), Inc. and Credit Lyonnais New York Branch, as Co-arrangers, and Toronto


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Dominion (Texas), Inc. and Credit Lyonnais New York Branch, as Co-Documentation
Agents, as amended.

           "Exhibit" shall refer to the Exhibits to this Agreement, unless otherwise stated, and an Exhibit may be attached to this Agreement or set forth in a separate document denoted as an Exhibit to this Agreement.

           "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and existing.

           "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements that are promulgated, issued, passed or set forth by any Governmental Authority.

           "Notes" shall mean the $5 million in principal amount of subordinated convertible notes, which shall be in substantially the form attached hereto as Exhibit A.

           "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, limited liabilities companies, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

           "Purchaser" shall have the meaning ascribed thereto in the introduction to this Agreement.

           "Purchase Price" shall have the meaning ascribed thereto in Section
2.2 hereof.

           "Registering Parties" or "Registering Party" have the meaning ascribed thereto in Section 8.4(a).

           "SEC Documents" shall have the meaning ascribed thereto in Section
4.5 hereof.

           "Securities Act" shall have the meaning ascribed thereto in Section
3.1 hereof.

           "TMRC Common Stock" shall mean the common stock, $0.01 per value, of the Company.

           "TMRC Converted Shares" shall mean any TMRC Common Stock that the Purchaser holds as a result of a conversion of the Notes into TMRC Common Stock or as a result of the exercise of the Warrants.

           "Warrants" shall mean the stock purchase warrants described on Annex A to the Notes.


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                                   ARTICLE II
                 AUTHORIZATION, PURCHASE AND SALE OF THE NOTES

           Section 2.1 Authorization of the Notes. The Company has authorized the issuance and sale of up to $25 million principal amount of Notes.

           Section 2.2 Sale and Purchase of the Notes. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, on the Closing Date, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, $5 million in principal amount of Notes at a purchase price equal to the principal amount of such Notes (the "Purchase Price").

           Section 2.3 Purchase Price. The Company shall deliver, upon receipt of the Purchase Price, to the Purchaser, Notes in the principal amount of $5 million. Each Purchaser shall deliver to the Company the Purchase Price, by cash, check, wire transfer or any combination of the foregoing as designated by the Company.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           The Purchaser represents and warrants to the Company that:

           Section 3.1 Investment Purpose; Accredited Investor. Such Purchaser
(i) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) is acquiring the Notes for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, except pursuant to a valid registration statement under the Securities Act declared effective by the Securities and Exchange Commission (the "Commission") or pursuant to a valid exemption from registration under the Securities Act.

           Section 3.2 Restrictions on Resale. The Purchaser acknowledges that the Notes and any shares of TMRC Converted Shares (if and when issued) must be held indefinitely unless and until they are subsequently registered under the Securities Act or an exemption from such registration is available and that all certificates representing TMRC Converted Shares if and when issued, unless such shares have been registered under the Securities Act, shall have endorsed thereon the following legend:

           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAWS, OR AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY (WHICH OPINION AND COUNSEL RENDERING SAME SHALL BE REASONABLY SATISFACTORY TO THE


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           COMPANY) TO THE EFFECT THAT SUCH REGISTRATION IS NOT
           REQUIRED.

The Purchaser also acknowledges that the Notes will bear a legend substantially in the form included in the form of Note attached hereto as Exhibit A. The legends contained on the Notes and the certificates representing TMRC Converted Shares shall be removed by the Company upon delivery to it of an opinion of counsel to the Company (which opinion and counsel rendering same shall be reasonably satisfactory to the Company) that a registration statement under the Securities Act is at the time effective with respect to the transfer of the legended security or that such security may be transferred without such registration statement being in effect and without the requirements of a legend on the certificate in the hands of the transferee.

           3.3 Access to Data. The Purchaser has had an opportunity to review the SEC Documents and is not subscribing for the Notes as a result of any advertisement, article, notice or other communication published in any newspaper, newswire, magazine or similar media or broadcast over television, radio or any electronic media (including the internet).

           3.4 Authorization. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. All action (corporate or otherwise) on the part of the Purchaser necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

           3.5 NYSE Affiliate. The Purchaser and its Affiliates (after issuance of the Notes to the Purchaser hereunder) will not beneficially own (as defined under Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) 5% or more of the outstanding TMRC Common Stock.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to the Purchaser that:

           Section 4.1 Due Incorporation and Qualification and Capital Structure. The Company is a corporation duly incorporated and validly existing under the laws of the state of Texas and has all requisite corporate power to carry on its business as now being conducted. The Company is qualified to do business in each other jurisdiction in which its failure to so qualify would materially and adversely affect the Company or its financial condition, business or ability to perform the transactions contemplated by this Agreement.

           Section 4.2         Performance of Agreement.

                     (a) The Company has all necessary corporate power and authority to enter into and carry out the transactions contemplated by this Agreement, to issue the Notes, to execute and


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deliver the Warrants, and to issue the TMRC Converted Shares pursuant to the
Notes or the Warrants, as the case may be.

                     (b) The Company's execution, delivery and performance of this Agreement, the issuance of the Notes, the execution and delivery of the Warrants, and the issuance of the TMRC Converted Shares pursuant to the Notes or the Warrants, as the case may be, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company.

                     (c) The execution, delivery and performance of this Agreement by the Company, and the transactions contemplated hereby, the issuance of the Notes, the execution and delivery of the Warrants, and the issuance of the TMRC Converted Shares pursuant to the Notes or the Warrants, as the case may be, will not violate (i) any provision of the articles of incorporation or bylaws of the Company, (ii) any material agreement or instrument to which the Company is a party or by which the Company is bound,
(iii) any judgment, order, ruling or decree applicable to the Company as a party in interest or (iv) any Governmental Requirement applicable to the Company.

                     (d) This Agreement is, and each Note and Warrant, if and when executed and delivered by the Company, will be, a valid and binding agreement and obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors, (ii) general principles of equity or (iii) the indemnification provisions contained in this Agreement being subject to limitations under public policy.

           Section 4.3 Brokers and Finders. No agent, broker, investment banker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Purchaser in connection with any of the transactions contemplated hereby.

           Section 4.4 Authorization for TMRC Common Stock. The Company has taken all necessary corporate action to permit it to issue the number of shares of TMRC Common Stock to be issued upon conversion of the Notes or exercise of the Warrants. The shares of TMRC Common Stock to be issued upon conversion of the Notes or exercise of the Warrants will, when issued pursuant to the terms of this Agreement, the Notes and the Warrants, as the case may be, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

           Section 4.5 SEC Documents. The Company has provided or made available to the Purchaser the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "10-K"), Amendment No. 1 to the 10-K on Form 10-K/A, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, the Company's Current Report on Form 8-K dated May 5, 1999, and the Company's proxy statement with respect to its Annual Meeting of Shareholders for 1999 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were


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made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since March 31, 1999, other than as discussed in the SEC Documents, there has been no material adverse change in the business of the Company and its subsidiaries, taken as a whole.

           Section 4.6 Adequate Security. The Mortgages (as defined in the Credit Agreement) and Additional Mortgages (as defined in the Credit Agreement) constitute adequate security for the outstanding borrowings under the Credit Agreement. The Company covenants and agrees that it will not challenge the adequacy of the Mortgages or Additional Mortgages that secure the outstanding borrowings under the Credit Agreement.

           Section 4.7 Other Notes. The Company will not repurchase, prepay or redeem all or any part of the outstanding principal under that certain 9 1/2% Subordinated Note dated June 18, 1999 (the "Kayne Note") payable to Kayne Anderson Energy Fund, L.P. ("Kayne") in the principal amount of $15,000,000, which was issued pursuant to that certain Note Purchase Agreement dated June 18, 1999 between the Company and Kayne (the "Kayne Note Purchase Agreement") unless the Company redeems all or part (in the same proportion that the Kayne
Note is redeemed) of the Note.


                                   ARTICLE V
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

           The obligations of the Purchaser hereunder are subject to satisfaction of the conditions set out in this Article V at or before the Closing Date.

           Section 5.1 Opinion of Counsel. The Purchaser shall have received the opinion of counsel to the Company in a form reasonably satisfactory to the Purchaser.

           Section 5.2 Performance and Obligations of the Company. All of the terms and conditions of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been complied with and performed in all material respects.

           Section 5.3 Absence of Litigation. No suit, action or other proceeding by a third party or governmental entity shall have been instituted or threatened before any court, Governmental Authority or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of the Purchaser, would make it inadvisable to consummate such transactions.

           Section 5.4 Representations and Warranties. All of the representations and warranties of the Company shall be true and correct on the Closing Date.


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                                   ARTICLE VI
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

           The obligations of the Company hereunder are subject to satisfaction of the conditions set out in this Article VI at or before the Closing Date.

           Section 6.1 Absence of Litigation. No suit, action or other proceeding by a third party or governmental entity shall have been instituted or threatened before any court, Governmental Authority or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of the Company, would make it inadvisable to consummate such transactions.

           Section 6.2 Performance and Obligations of the Purchaser. All of the terms and conditions of this Agreement to be complied with and performed by the Purchaser at or before the Closing Date hereof shall have been complied with and performed in all material respects.

           Section 6.3 Representations and Warranties. The representations and warranties of each of the Purchaser shall be true and correct on the Closing Date.


                                  ARTICLE VII
                       NATURE OF STATEMENTS AND SURVIVAL

           Section 7.1 Representations and Warranties. The several representations and warranties of the parties shall survive the execution and delivery of this Agreement for three years.

           Section 7.2 Effect of Investigation. All representations, warranties, covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

           Section 7.3 Survival of Covenants and Agreements. The covenants and agreements entered into pursuant to this Agreement shall survive the execution and delivery of this Agreement without limitation.

                                  ARTICLE VIII
                                  REGISTRATION

           Section 8.1 Demand Rights. On three occasions during the period ending on the first anniversary of the date of this Agreement and on one occasion after the first anniversary of the date of this Agreement, the Purchaser may request in writing (on behalf of itself and all of its Affiliates to whom rights under this Agreement have been assigned pursuant to Section 9.1 and in the aggregate as a group) to the Company (a "Demand Request"), pursuant to this Section 8.1, that the Company


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register under the Securities Act any TMRC Converted Shares owned by the
Purchaser and its Affiliates pursuant to a non-underwritten offering, having a period of distribution not to exceed 60 days; provided, however, the Company shall not be obligated to prepare and file any registration statement pursuant to this Section 8.1, or prepare or file any amendment or supplement thereto, and may suspend sales thereunder, at any time when the Company reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely affect a pending or proposed public offering of securities of the Company, a proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to the Company or negotiations, discussions or pending proposals with respect thereto or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of the Company; provided, however, that such period of sale or distribution shall resume after any such suspension for a number of additional days necessary so that such registration has been kept effective for permitted sales thereunder for an aggregate term of 60 days. In the event the filing of a registration statement, or any amendment or supplement thereto, by the Company is deferred, or the sale and distribution of shares is suspended, in each case pursuant to the foregoing provisions, for more than 15 business days, then the Purchaser (on behalf of itself and its Affiliates) may (only in the event the Purchaser or its Affiliates have not yet sold more than 50% of the TMRC Converted Shares owned by any of them that are included in the registration statement) give the Company written notice of the Purchaser's and its Affiliates' intent to abandon the registration, and, in such circumstance, no additional TMRC Converted Shares owned by the Purchaser or its Affiliates may be sold by the Purchaser or its Affiliates pursuant to such registration statement and the registration or request for registration shall not be considered one of the Purchaser's and its Affiliates' Demand Requests permitted by this Section 8.1. Any Demand Request made by the Purchaser (on behalf of itself and its Affiliates) during the period ending on the first anniversary of the date of this Agreement must be for registration of a minimum of 250,000 shares of TMRC Converted Shares owned by the Purchaser or its Affiliates. Any Demand Request made by the Purchaser (on behalf of itself and its Affiliates) at any time after the first anniversary of the date of this Agreement must be for registration of a minimum of 500,000 shares of TMRC Converted Shares owned by the Purchaser or its Affiliates. The filing of a registration statement, or any amendment or supplement thereto, by the Company may not be deferred, and the sale and distribution of shares may not be suspended, in each case pursuant to the foregoing provisions, for more than 60 days after the abandonment or consummation (or the completion of the distribution of securities in the case of a public offering) of any of the proposals or transactions described therein or, in any event, for more than 180 days during any one year.

           Section 8.2 Piggyback Rights. If, at any time after the date hereof, the Company proposes to register under the Securities Act (i) any shares of TMRC Common Stock for sale by it pursuant to an underwritten public offering of TMRC Common Stock (except with respect to registration statements (a) filed on Forms S-4, S-8 or such other forms as shall be prescribed under the Securities Act for the same purposes as such form or (b) registration statements filed pursuant to demand registration rights contained in the SLOPI Registration Rights Agreement (as hereinafter defined)) or a non-underwritten public offering of TMRC Common Stock filed pursuant to a demand request made by another Purchaser and its Affiliates pursuant to this Agreement; or (ii) TMRC Common Stock issued pursuant to the terms and provisions of the Kayne Note (or warrant attached as Annex A to the Kayne Note), the Company will at each such time, prior to the filing of any such registration statement, give written notice to each Purchaser (other than a Purchaser making a Demand Request) (which also shall be deemed to be notice to the Purchaser's Affiliates) of the


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Company's intention to do so, regardless of whether any the Purchaser and its
Affiliates have previously exercised piggyback registration rights or demand registration rights as to any other shares of TMRC Common Stock owned by them, and, upon the written request (which must specify the number of shares of TMRC Converted Shares that the Purchaser and its Affiliates propose to include in such offering) from the Purchaser (on behalf of itself and each of its Affiliates) delivered to the Company within 20 days (or such shorter period, but in any event not less than five days, as the Company shall specify in its notice to the Purchaser) of the Purchaser's receipt of the Company's notice, the Company will use commercially reasonable efforts to cause any TMRC Converted Shares as to which registration shall have been so requested to be included in the shares to be covered by the registration statement proposed to be filed by the Company. Nothing contained in this Section 8.2 shall, however, limit the Company's right to cancel, postpone or withdraw any such proposed registration for any reason (except in connection with a registration pursuant to a Demand Request, in which case the terms of Section 8.1 hereof shall apply). Any request by a Purchaser and its Affiliates (through the Purchaser) pursuant to this Section 8.2 to register TMRC Converted Shares for sale in an underwritten offering shall be on the same terms and conditions as the other shares of TMRC Common Stock to be registered and sold through the underwriters under such registration; provided, however, that as a condition to such inclusion each the Purchaser and its Affiliates shall execute an underwriting agreement acceptable to the underwriters and, if requested, a custody agreement having such customary terms as the underwriters shall request, including indemnification, and if the managing underwriter determines and advises in writing that the inclusion in the underwriting of all TMRC Converted Shares proposed to be included by the Purchaser and its Affiliates and any other shares of TMRC Common Stock sought to be registered by any other shareholder of the Company exercising rights comparable to those of the Purchaser and its Affiliates under this Section 8.2 would, in the reasonable and good faith judgment of the underwriters, interfere with the successful marketing of the securities proposed to be registered for underwriting by the Company or by any holder of TMRC Common Stock having the right to require the Company to register such TMRC Common Stock (the "Other Common Stock"), then the number of TMRC Converted Shares and Other Common Stock requested to be included in the underwriting shall be reduced (subject to the rights of Shell Louisiana Onshore Properties Inc. and its Affiliates and assignees ("SLOPI") under that certain Registration Rights Agreement between the Company and SLOPI dated June 30, 1998 (the "SLOPI Registration Rights Agreement")) pro rata among the Purchaser and its Affiliates and the holders of Other Common Stock requesting such registration and inclusion in the underwriting and may, in the determination of such managing underwriter and consistent with pro rata reduction, be reduced to zero. In the event any Purchaser or its Affiliates elects pursuant to this
Section 8.2 to include TMRC Converted Shares in a registration statement being filed pursuant to a "demand request" made pursuant to the Kayne Note Purchase Agreement, such inclusion shall be considered as the use of one of the Demand Requests under Section 8.1 hereof.

           Section 8.3 Procedure. If and whenever the Company is requested pursuant to the provisions of this Agreement to effect the registration of any TMRC Converted Shares under the Securities Act, the Company will, subject to the other provisions of this Article VIII, including the rights of the Company pursuant to Section 8.1 hereof to delay, or suspend sales under, any such registration):



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



                     (a) as expeditiously as reasonably practicable after demand therefor, prepare and file with the Commission a registration statement on the appropriate form with respect to such TMRC Converted Shares and seek to cause such registration statement to become and remain effective;

                     (b) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such TMRC Converted Shares covered by such registration statement in accordance with the intended method of distribution set forth in such registration statement;

                     (c) as expeditiously as reasonably practicable, furnish to each Purchaser (in the event the Purchaser or its Affiliates is participating in the registration) (on behalf of the Purchaser and its Affiliates) such number of copies of final prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as the Purchaser (or behalf of itself and its Affiliates) may reasonably request, in order to facilitate the public sale or other disposition of such TMRC Converted Shares; provided, however, that the obligation of the Company to deliver copies of final prospectuses or preliminary prospectuses to the Purchaser (on behalf of itself and its Affiliates) shall be subject to the receipt by the Company of reasonable assurances from the the Purchaser and its Affiliates participating in such offering that they will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by the Purchaser and its Affiliates of any final prospectuses or preliminary prospectuses;

                     (d) as expeditiously as practicable, use its best efforts to register or qualify TMRC Converted Shares covered by such registration statement under such other securities laws of such United States jurisdictions as a Purchaser (on behalf of the Purchaser and its Affiliates) shall reasonably request (considering the nature and size of the offering) and do any and all other acts and things that may be necessary or desirable to enable the Purchaser and its Affiliates participating in such offering to consummate the public sale or other disposition in such jurisdictions of TMRC Converted Shares; provided, however, that the Company shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action that would subject it to general service of process in any jurisdiction in which it is not then so subject;

                     (e) bear all Registration Expenses (as defined below) in connection with all registrations hereunder; provided, however, that all Selling Expenses (as defined below) of TMRC Converted Shares and all fees and disbursements of counsel for the Purchaser and its Affiliates participating in the registration in connection with each registration pursuant to this Article 8 shall be borne by the Purchaser and its Affiliates. Expenses incurred by the Company in complying with this Article 8, including, without limitation: (i) all registration and filing fees; (ii) all printing expenses; (iii) all fees and disbursements of counsel for the Company; (iv) all blue sky fees and expenses; and (v) all fees and expenses of accountants for the Company, are herein referred to as "Registration Expenses". All underwriting fees and discounts and brokerage and selling commissions relating to TMRC Converted Shares to be registered for sale by the Purchaser and its Affiliates participating in the registration and fees and expenses of the counsel for the Purchaser and its


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



Affiliates and any underwriter's counsel (only to the extent the underwriting agreement relating to such registration requires underwriter's counsel's fees and expenses to be paid by the Company and the Purchaser and its Affiliates and only to the extent of the Purchaser's and its Affiliates' pro rata portion of such fees based upon the ratio the number of shares being sold by the Purchaser and its Affiliates bears to the total number of shares being offered) applicable to the sales by the Purchaser and its Affiliates in connection with any such registration are herein referred to as "Selling Expenses"; and

                     (f) keep each registration pursuant to Section 8.1 hereof effective for a period of up to 60 days or such shorter period of time until the transfer or sale of all TMRC Converted Shares so registered has been completed.

           Section 8.4 Indemnification.

                     (a) In the event of a registration of any TMRC Converted Shares under the Securities Act pursuant to this Article 8, the Company will indemnify and hold harmless the Purchaser and their Affiliates participating in the registration (the "Registering Parties" and each a "Registering Party") and any other Person, if any, who controls any of the Registering Parties within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Registering Parties or such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such TMRC Converted Shares were registered under the Securities Act, any preliminary prospectus distributed with the consent of the Company or final prospectus contained in such registration statement, or any amendment thereof or supplement thereto, including all documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Registering Parties and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement, including all documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Registering Party or a controlling Person of any Registering Party specifically for use in the preparation thereof.

                     (b) In the event of any registration of any TMRC Converted Shares under the Securities Act pursuant to this Agreement, each Registering Party shall indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company and each underwriter (if any) and each Person who controls any underwriter (if any) within the meaning of Section 15 of the Securities Act, against any and all such losses, claims, damages, liabilities or actions that the Company or such officer, director, underwriter (if any) or controlling Person may become subject under the Securities Act or otherwise, and will reimburse the

Company and each such officer, director, underwriter and controlling Person for any legal or any other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, if (a) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any such preliminary or final prospectus, or any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and any such statement or omission of a material fact was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Registering Party or a controlling Person of such Registering Party specifically for use in connection with the preparation of such registration statement or preliminary or final prospectus, or amendment or supplement thereto, or (b) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon the Purchaser's or its Affiliates' failure to deliver any required prospectus or otherwise comply with applicable laws regarding the same. In connection with any transaction contemplated by Section 8.2 hereof, each Registering Party also agrees to indemnify each such underwriter and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act as may reasonably and customarily be requested by the underwriters in connection with any underwritten offering of such TMRC Converted Shares. Each Registering Party's obligations to indemnify pursuant to this Section 8.4(b) shall be capped at the net proceeds received by such Registering Party from the sale of securities pursuant to such registration.

                     (c) If the indemnification provided for in this Section
8.4 is unavailable or insufficient to hold harmless an indemnified Person under paragraph (a) or (b) above, then the indemnifying Person shall contribute to the amount paid or payable by such indemnified Person as a result of the losses, claims, damages or liabilities referred to in paragraphs (a) and (b) above, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Registering Parties on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equity considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Registering Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and each Purchaser (on behalf of itself and its Affiliates) agree that it would not be just and equitable if contributions pursuant to this Section 8.4(c) were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this Section 8.4(c). The amount paid by an indemnified Person as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8.4(c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified Person in connection with investigating or defending any action or claim (which shall be limited as provided in Section 8.4(d) hereof if the indemnifying Person has assumed the defense of any such action in accordance with the provisions thereof) that is the subject of this Section 8.4(c). Notwithstanding the provisions of this
Section 8.4(c), in respect of any loss, claim, damage or liability based upon any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact that relates to information other than information supplied by a Registering Party, such Registering Party shall not be required to contribute any amount in excess of the amount by which the total price at which the TMR Converted Shares offered by it and distributed to the public were offered to the public exceeds the amount of any damages that such Registering Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified Person under this Section 8.4(c) of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an indemnifying Person under this Section 8.4(c), such indemnified party shall notify the indemnifying Person in writing of the commencement thereof if the notice specified in Section 8.4(d) hereof has not been given with respect to such action; provided, however, that the omission so to notify the indemnifying Person shall not relieve it from any liability that it may have to any indemnified Person under this Section 8.4(c) to the extent such omission is not prejudicial.

                     (d) Promptly after any indemnified Person receives notice of any claim or commencement of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Agreement, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified of the same, such indemnifying Person shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person, in connection with the defense thereof; provided, however, if there exists or will exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified Person for the same counsel to represent both the indemnified Person and such indemnifying Person then such indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided further, however, the indemnifying Person shall not be required to pay for more than one separate counsel for all of the indemnified Persons in addition to any local counsel.

           Section 8.5 Termination. If Rule 144 or Rule 145 promulgated under the Securities Act or any successor or similar rule or statute shall permit the sale by the Purchaser or its Affiliates of TMRC Converted Shares in compliance with the conditions thereof without volume limitations, the rights of the Purchaser and its Affiliates and any of their permitted assignees as to registration provided for in this Agreement as to TMRC Converted Shares shall terminate immediately.

                                   ARTICLE IX
                                 MISCELLANEOUS

           Section 9.1 Binding Agreement. All the provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. After the Closing Date, no party may assign its rights hereunder except to an Affiliate of such party (with written notice of the assignment being given to the other party), provided that such Affiliate acknowledges in writing to the Company that such Affiliate shall be bound by the terms and obligations of this Agreement as if such Affiliate was originally a signatory hereto.

           Section 9.2 Notices. All notices, requests, waivers and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon receipt by personal delivery, messenger delivery, first-class mail or telecopier, at the addresses set forth below (or at such other address for the Purchaser as the Purchaser shall specify by like notice):

      - if to Eos Partners, L. P., to:

                                        Eos Partners, L.P.
                                        320 Park Avenue, 22nd Floor
                                        New York, New York 10022
                                        Attention: Brian D. Young
                                        Telecopier No.: (212) 832-5815

      - if to the Company, to:          The Meridian Resource Corporation
                                        15885 N. Barkers Landing, Suite 300
                                        Houston, Texas 77079
                                        Attention: Joseph A. Reeves, Jr.
                                        Telecopier No.:   (281) 558-5595

      with copies to:                   Fulbright & Jaworski L.L.P.
                                        1301 McKinney, Suite 5100
                                        Houston, Texas 77010
                                        Attention: Charles L. Strauss
                                        Telecopier No.: (713) 651-5246

In the event the Purchaser assigns all or part of its right under this Agreement to one or more of its Affiliates pursuant to Section 9.1, any required notices or communications required to be made to any such Affiliates to whom rights under this Agreement have been assigned shall be deemed to have been properly given when delivered to the Purchaser at the addresses (or telecopier numbers) set forth above.

           Section 9.3 Entire Agreement. This Agreement is the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral, the parties hereto with respect to the subject matter hereof.

           Section 9.4 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants).

           Section 9.5 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

           Section 9.6 Waivers. The failure of any party at any time to require performance of any provision hereof shall not affect its right later to require such performance. No waiver in any one or more instances shall (except as otherwise stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation or warranty.

           Section 9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           Section 9.8 Headings. The headings preceding the text of articles and sections of this Agreement are for convenience only and are not part of this Agreement.

           Section 9.9 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of Texas.

           Section 9.10 Construction of Agreement. This Agreement constitutes a negotiated agreement among the parties and the fact that one party or the other shall have drafted a particular provision or provisions shall not be material in the construction of any provision. All Exhibits referred to in this Agreement are a part of this Agreement.

           Section 9.11 References to Articles, Sections and Exhibits. Unless the context otherwise requires, all references herein to Articles, Sections and Exhibits shall be to the Articles, Sections and Exhibits of and to this Agreement.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                THE MERIDIAN RESOURCE CORPORATION



                                By: /s/ P. Richard Gessinger
                                    -----------------------------------------
                                Name:   P. Richard Gessinger
                                Title:  Executive Vice President and Chief
                                        Financial Officer



                                EOS PARTNERS, L.P.




                                By /s/ Authorized Signatory
                                    -----------------------------------------
                                Name:
                                Title: